EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Harrow Health, Inc. of our reports dated March 13, 2020, relating to the consolidated financial statements of Harrow Health, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Harrow Health, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Harrow Health, Inc. for the year ended December 31, 2019.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
July 2, 2020